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                                                                   EXHIBIT 10.33
                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement"), made as of the 30" day of September, 1999, by and between Levi Strauss & Co., a Delaware corporation ("Company"), and Philip A. Marineau ("Executive").

                               WITNESSETH THAT:

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company in accordance with the terms and conditions of this Agreement.

     2. PERIOD OF EMPLOYMENT. The term "Period of Employment" shall mean the period which commences on the date hereof (the "Effective Date") and, unless earlier terminated pursuant to Section 6, ends on September 30, 2002; provided, however, that the Period of Employment shall automatically be extended on a day by day basis effective on and after September 30, 2002 until such date as either the Company or the Executive shall have terminated such automatic extension provision by giving written notice to the other pursuant to Section 6(e).

     3. DUTIES AND RESPONSIBILITIES DURING THE PERIOD OF EMPLOYMENT. During the Period of Employment, the Executive shall be employed as the President and Chief Executive Officer of the Company and shall report to the Company's Board of Directors (the "Board"). It is also understood that the Executive will be elected a member of the Board. During the Period of Employment, and excluding any periods of vacation, sick leave or other Company-approved leave of absence to which the Executive is entitled, the Executive shall devote his full time, energy and skill to the business and affairs of the Company. Executive may (i) serve on corporate, civic or charitable boards or committees (subject to approval of the Board, which approval shall not be unreasonably withheld), (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any respect, with the Executive's responsibilities hereunder.
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     4.   COMPENSATION AND OTHER PAYMENTS.

          (A)   SALARY.   The Company shall pay the Executive a base salary of
at least $1,000,000 per year (the "Base Salary") during the Period of Employment in accordance with the Company's executive salary policy.

          (B)   ANNUAL BONUS.   Subject to the terms of the Annual Incentive
Plan (the "AIP"), the Executive will be eligible to receive a target annual bonus of 90% of his Base Salary (the "Target Amount") with a maximum annual bonus of 180% of his Base Salary.

          (C)   TRANSITION BONUS.   The Company will pay Executive a cash
payment of three million dollars ($3,000,000) on or before January 2000. If the Executive's employment shall be terminated by the Company for Cause (as defined under Section 6(b)) or by the Executive other than for Good Reason (as defined in Section 6(c)) within 12 months of the Effective Date, Executive shall repay to the Company an amount equal to $3,000,000 multiplied by a fraction, the numerator of which is 12 minus the number of full months of employment with the Company and the denominator of which is 12.

          (D)   ANNUAL LONG-TERM INCENTIVE GRANT.   Each February, the Company
will award a Leadership Shares grant under the Leadership Shares Plan of the Company based on the performance of the Executive. In February 2000, the Company will grant to the Executive 170,000 Leadership Shares (using a base year Leadership Value Added ("LVA") equal to 1999 actual LVA).

          (E)   SPECIAL LONG-TERM INCENTIVE GRANT.   In February 2000, the
Company will grant to the Executive 810,000 Leadership Shares (using a base year LVA equal to the 1999 actual LVA), which shall be subject to all of the terms and conditions of the Leadership Shares Plan, except as otherwise provided herein.

          (F) REIMBURSEMENT OF PROFESSIONAL FEES. Subject to reasonable and appropriate substantiation presented by the Executive, the Company shall pay on the Executive's behalf all statements for reasonable expenses incurred in connection with the negotiation and execution of this Agreement.

          (G)   RELOCATION EXPENSES.   The Company shall pay the Executive's
reasonable expenses related to the relocation of his primary residence to the San Francisco metropolitan area in accordance with the Company's relocation policy, but with the following additions and modifications:

                (i) The Company shall reimburse the Executive for temporary living accommodations for the Executive and his family in the San Francisco metropolitan area for a period not to exceed one year from the Effective Date;
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               (ii)  At the election of the Executive, the Company shall
     purchase the Executive's current primary residence under the Company's relocation policy subject to a minimum buy-out of $3.6 million; and

               (iii) The Company shall reimburse the Executive for all taxes payable by the Executive because of relocation-related payments by the Company, including tax reimbursement payments, but excluding taxes attributable to capital gains from the sale of his primary residence.

     5.  OTHER EXECUTIVE BENEFITS.

         (a) SUPPLEMENTAL PENSION BENEFIT. The Company shall provide the Executive with the following supplemental pension benefit.

                     (i) Subject to paragraph (iii) below, the Executive will be entitled to receive a supplemental pension benefit, in the form and at the time described below, equal to the excess of the Pension Amount (defined below) over the offsets described in (ii) below. For such purposes, the Pension Amount and each such offset as of any date shall be the actuarial equivalent of such Pension Amount or offset determined as if it were payable in the form of a straight life annuity commencing as of the Executive's normal retirement date under the Company's Revised Home Office Pension Plan ("HOPP"), and using the actuarial assumptions set forth in the HOPP, as in effect on the Effective Date. For these purposes, the Pension Amount shall equal the normal retirement benefit to which the Executive would be entitled under the terms of HOPP as in effect on the Effective Date if (A) his Benefit Service (as defined in the HOPP on the Effective Date) were equal to his actual years of Benefit Service plus 18 years and (B) his Final Average Compensation (as defined in the HOPP on the Effective
          Date) were equal to the greater of his actual Final Average Compensation or the sum of his initial Base Salary and Target Amount described in Section 4(a) and (b), respectively without regard to any dollar limitation on compensation contained in the HOPP.

                    (ii) The offsets shall be (A) the benefits provided to Executive under any qualified or non-qualified defined benefit plans of the Company (including, if applicable, any cash balance pension plan), (B) the benefits owed to Executive under any qualified or non-qualified defined benefit plans maintained by any prior employer of the Executive, and (C) the projected unreduced Social Security benefit of the Executive assuming constant earnings from the date of termination to his normal retirement age.

                    (iii) Except as otherwise provided below, the supplemental pension benefit will vest 1/36th for each month of the Executive's Service (as defined in the HOPP on the Effective Date) with the Company after the Effective Date. Notwithstanding the foregoing, the Executive will forfeit all rights to the
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          supplemental pension benefit if, prior to September 30, 2002, the
          Company terminates the Executive's employment for Cause or if the Executive terminates employment with the Company other than for Good Reason. In the event the Company terminates the Executive's employment or the Executive shall resign for Good Reason within 12 months after a Change in Control (defined below), the supplemental pension benefit will fully vest and will be determined as set forth in paragraph
          (a)(i) above (A) using the years of Benefit Service and age Executive would have attained as of the last day of the Period of Employment (determined without regard to termination of employment) and (B) taking into account for purposes of determining Final Average Compensation, the salary and bonus-based termination benefits payable under this Agreement though the last day of the Period of Employment.

                    (iv) The Executive may elect to receive the supplemental pension benefit at any time and in any form available under the HOPP or any non-qualified defined benefit plan of the Company as in effect on the Effective Date, or as may be available under any qualified or non-qualified defined benefit plan of the Company hereafter. For commencement of benefits prior to age 65, the supplemental pension benefit will be subject to reduction pursuant to the early retirement benefit provisions of the HOPP and non-qualified defined benefit plan as in effect on the Effective Date and shall be Determined as if the Executive is early retirement eligible (regardless of his attained age or years of Benefit Service at the time of termination of employment).

                    (v) If the Executive dies after the Effective Date but before the supplemental pension benefit becomes payable, his wife will receive a supplemental survivor annuity for her life in an amount equal to 50% of the supplemental benefit that would have been payable to the Executive hereunder as if (i) he had terminated his employment immediately before his death, (ii) he was eligible for early retirement (regardless of his attained age or years of Benefit Service at the time of death), (iii) he was fully vested in the supplemental pension benefit as of such date, and (iv) he elected to receive the benefit in the form of a Qualified Joint and Survivor Annuity (as defined in the HOPP).

          (B)   REGULAR REIMBURSED BUSINESS EXPENSES.   The Company shall
promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment and to the extent consistent with the applicable Company policies. In addition, the Company shall reimburse the Executive for reasonable expenses incurred to obtain any amounts owed to the Executive under Section 5(a)(ii)(B) above.

          (C)   BENEFIT PLANS.   The Executive and his eligible family members
shall be entitled to participate immediately, on terms no less favorable to the Executive and his eligible family members than the terms generally offered to senior executives of the Company, in any employee benefit plan or arrangement or other fringe benefits of the Company, automobile
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allowance, club memberships and dues, and similar programs (collectively referred to as the "Benefits"). In the event that any health programs or insurance policies applicable to the Benefits provided hereunder contain a preexisting conditions clause, or in the event that the Executive does not qualify for disability insurance under the appropriate plan, the Company shall either obtain a waiver from such provision with respect to the Executive and/or his eligible family members or self-insure the Executive and/or his eligible family members with respect to such conditions.

     6.   TERMINATION.

          (A)   DEATH OR DISABILITY.   This Agreement and the Period of
Employment shall terminate automatically upon the Executive's death. The Company may also terminate this Agreement in the event of a Disability. In such event, the Executive's employment with the Company shall terminate effective 30 days after receipt by the Executive of notice given any time after a period of 120 consecutive days of Disability or a period of 180 days of Disability within any 12 consecutive months, and, in either case, while such Disability is continuing ("Disability Effective Date"). "Disability" means the Executive's inability to substantially perform his duties hereunder, with or without reasonable accommodation, as evidenced by a certificate signed by a physician mutually acceptable to the Company and the Executive.

          (B) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, " Cause" shall mean that (i) the Executive has plead "guilty" or "no contest" to or has been convicted of an act which is defined as a felony under federal or state law,
(ii) engaged in conduct that constitutes willful neglect or willful misconduct with respect to employment duties under this Agreement, resulting, in either case, in material economic harm to the Company or substantial damage to the Company's reputation, or (iii) willful disobedience by the Executive of lawful directions received from or policies established by the Chairman of the Board of Directors of the Company or the Board of Directors, which continues for more than 30 days after the Company notifies the Executive of its intention to terminate his employment on account of such disobedience. Notwithstanding the foregoing, the Board may not terminate the Executive's employment for Cause unless the Executive is given at least 30 days written notice of the Board meeting called to make such determination, and the Executive is given the opportunity to address such meeting, with the assistance of counsel if so desired.

          (C) BY EXECUTIVE FOR GOOD REASON. During the Period of Employment, the Executive may terminate his employment within 90 days of any event that constitutes Good Reason, provided that he has given not less than 30 days advance notice to the Company. For purposes of this Agreement, "Good Reason" shall mean:

                (i)  the assignment to the Executive of any duties materially inconsistent with the Executive's position as President and Chief Executive Officer of the Company and that result in a significant diminution of responsibility;
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               (ii)  any material failure by the Company to comply with the provisions of this Agreement;

               (iii) any removal of the Executive from his position as the President and Chief Executive Officer of the Company, unless in any such instance the Company shall have reason to terminate the Executive's employment hereunder for Cause; and

               (iv) the Company's requiring the Executive to be based in any office or location other than in the San Francisco metropolitan area, and other than on travel reasonably required to carry out the Executive's obligations under this Agreement.

          (D) OTHER THAN FOR CAUSE OR GOOD REASON. The Company or the Executive may terminate this Agreement for any reason other than for Cause or Good Reason, respectively, upon not less than 30 days written notice to the Company or Executive, as the case may be.

          (E) NOTICE OF TERMINATION. Any termination by the Company for Cause or other than for Cause, or by the Executive for Good Reason or for other than Good Reason, shall be communicated by notice of termination to the other party not less than 30 days prior to the termination effective date. For purposes of this Agreement, "Date of Termination" means the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     7.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

          (A) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If the Company shall terminate the Executive's employment (other than for Cause, Disability or death) or if, during the Period of Employment, the Executive shall terminate his employment within 90 days of an event that constitutes Good Reason, the Company shall pay to the Executive the aggregate of the following amounts with respect to items (i) and (ii) and will cause the Executive to receive the benefits described in (iii) and (iv):

               (i) three times the sum of (1) the Executive's Base Salary as of the Date of Termination plus (2) the Executive's most recent target bonus, or if greater, most recent annual bonus payment, payable in a lump sum within 30 days following the Date of Termination;

               (ii) any obligations accrued or earned by (and, except as provided under (iii) below, to the extent vested) the Executive under the terms of any plan, contract or arrangement of the Company on the Date of Termination (hereinafter referred to as "Accrued Obligations");

               (iii) Leadership Shares in the Special Long-Term Incentive Grant under Section 4(e) in an amount equal to the greater of (i) the number of such Leadership Shares vested under the terms of the Leadership Shares Plan of the Company on the Date of
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     Termination, or (ii) the number of such shares determined by multiplying
     13,500 by the number of months of Service (as defined in the HOPP on the Effective Date) of the Executive on the Date of Termination, which Leadership Shares shall remain outstanding through the end of their original term; and

               (iv) if the Executive has not yet attained age 55 as of the Date of Termination, the Company shall continue medical benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with Section 5(c) of this Agreement if the Executive's employment had not been terminated, and thereafter the Executive shall be treated as a retired senior executive of the Company for purposes of medical benefits provided by the Company to such retirees.

          (B) CHANGE IN CONTROL. If the Company shall terminate the Executive's employment for any reason other than for Cause or the Executive shall resign for Good Reason within 12 months after a Change in Control, the Company shall provide the Executive with the aggregate of the following amounts and benefits:

               (i)   each of the benefits provided under Section 7(a) above;

               (ii) full and immediate vesting in the supplemental pension benefit under Section 5(a);

               (iii) full and immediate vesting in each Annual Long-Term Incentive Grant under Section 4(d) and in each Special Long-Term Incentive Grant under Section 4(e) to the' extent yet vested-as of the Date of Termination, which Grants shall remain outstanding~though the end of their respective original terms; and

               (iv) if the Executive has not yet attained age 55 as of the Date of Termination, the Company shall continue medical benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with Section 5(c) of this Agreement if the Executive's employment had not been terminated, and thereafter the Executive shall be treated as a retired senior executive of the Company for purposes of medical benefits provided by the Company to such retirees.

For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred when any person (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding the Company, or any of its "controlled group members" (as defined under Section 1563 of the Internal Revenue Code of 1986, as amended), or any employee benefit plan of the Company or any controlled group member, or any person organized, appointed or established by the Company or any controlled group member for or pursuant to the terms of any such plan, or any person who is affiliated through ownership or familial relations with any holder of the Company's outstanding securities as of the Effective Date), has acquired, directly or indirectly, beneficial ownership of securities representing 51 percent or more of the
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total votes THAT COULD BE CAST BY THE holders of all of the Company's outstanding securities entitled to vote in elections of Directors.

          (C) CAUSE; OTHER THAN GOOD REASON. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than Accrued Obligations (which do not include any target bonus that is not payable as of the Date of Termination and/or any Leadership Shares that have not vested as of the Date of Termination).

          (D) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than Accrued Obligations.

          (E) DEATH. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than Accrued Obligations and supplemental pension amounts, as provided under
Section 5(a).

     8. INDEMNIFICATION. The Company shall maintain, for the benefit of tile Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company on August 1, 1999.

     9. CONFIDENTIAL INFORMATION, NON-COMPETITION, NON-SOLICITATION. The following provisions shall apply to the extent permissible under applicable law:

          (A) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret -or confidential information, knowledge or data relating to the Company, including any of its subsidiaries and affiliates. The Company shall be entitled to injunctive relief to prevent any breach or threatened breach of this Section.

          (B) For at least one year after the Period of Employment, the Executive shall not, without the prior written consent of the Company, utilize any confidential information of the Company to own, manage, operate, join, control, be employed by (in an executive or managerial capacity), consult with or participate in any business that competes, directly or indirectly, with the Company, which may result in harm (economic or to reputation) to the Company; provided, however, that the ownership by the Executive after his Date of Termination of not more than two percent of the voting stock of any publicly held corporation shall not be a violation of this Section 9(b).

          (C) For at least one year after the Period of Employment, the Executive shall not (i) interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was an employee, customer or supplier of the Company or otherwise had a business relationship with the Company; (ii) solicit for employment or hire any person who is or was during the prior year an employee of the Company, or (iii) solicit similar business from any customer of the Company.
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     10. TAXES.

          (A) In the event that the aggregate of payments or benefits provided to the Executive under Section 7(b) above constitute a Parachute Payment, as defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to the Executive an additional amount which is equal to the applicable excise tax on the Executive, plus any taxes on reimbursement payments made to the Executive under this Section 10.

          (B) Notwithstanding paragraph (a) above, if the After-Tax Amount (as defined below) of the payment of benefits under Section 7(b) and the gross-up payment do not exceed 110 percent of the After-Tax Floor Amount (as defined below), then no gross-up payment shall be made to the Executive and the amount of benefits under Section 7(b) shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any excise tax to the executive, and (ii) not cause any nondeductibility by the Company. "After-Tax Amount" is the amount that remains after payment of all federal, state and local or other taxes. "Floor Amount" means the greatest pre-tax amount of benefits that could be paid to the Executive without causing the Executive to be subject to any excise taxes. "After-Tax Floor Amount" means the after-tax amount of the Floor Amount.

     11. SUCCESSORS. This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     12.  MISCELLANEOUS.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of laws.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                         If to the Executive:

                         Philip A. Marineau
                         435 E. 52.d St.
                         Apt. 11 B
                         New York, NY 10022

                         with a copy to:

                         Robert J. Stucker, Esq.
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                         Vedder, Price, Kaufman & Kammholz
                         222 N. LaSalle Street
                         26th Floor
                         Chicago, IL 60601



                         If to the Company:

                         Albert F. Moreno
                         Senior Vice President and General Counsel
                         Levi Strauss & Co.
                         1155 Battery Street
                         San Francisco, CA 94111


or to such other address as any of the parties shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (C) None of the provisions of this Agreement shall be deemed to be a penalty.

          (D) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (E) Either party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

          (F) This Agreement (which includes the agreements referenced herein) supersedes any prior employment agreement or understandings, written or verbal between the Company and the Executive and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

          (G) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS HEREOF, the parties have executed this Agreement all as of the day and year first above written.

PHILIP A. MARINEAU                 LEVI STRAUSS & CO.
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_________________________          By:____________________________
                                      Robert D. Haas
                                      Chairman and Chief Executive Officer


Date:____________________          Date:__________________________